Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact: Jennifer Ranville, 608-252-8862

Anchor BanCorp Wisconsin Inc. Reports Second Quarter Earnings

of $107.5 Million or $11.37 Diluted Earnings Per Share including a $103.0 Million Reversal of the Deferred Tax Asset Valuation Allowance

MADISON, Wisc., July 30, 2015 — Anchor BanCorp Wisconsin Inc. (the “Company”) (NASDAQ:ABCW) and its wholly-owned subsidiary, AnchorBank, fsb (the “Bank”) today announced its financial results for the quarter ended June 30, 2015. The Company recorded a strong and profitable quarter with net income of $107.5 million or $11.37 per diluted common share. Net income for the quarter ended June 30, 2015 includes a one-time income tax benefit, net of current quarter provision, of $103.0 million or $10.89 per diluted share primarily resulting from the reversal of substantially all of the Company’s net deferred tax asset valuation allowance. Pre-tax income of $4.5 million or $0.48 per diluted share included the impact of one-time gains and costs associated with several previously announced operational efficiency initiatives during the quarter ended June 30, 2015. Management anticipates these initiatives will result in annual net cost savings of approximately $5.4 million related to reduced compensation, occupancy and other operating costs.

“Our strong results reflect the significant progress the Company has made in restoring profitability, capital and improving asset quality. We’re pleased with our performance and have positioned the Company to allow for the recapture of substantially all of the deferred tax asset valuation allowance,” said Chris Bauer, President and CEO.

Highlights include:

Deferred Tax Asset Valuation Allowance

During September 2009, the Company established a full deferred tax asset valuation allowance. As a result of management’s periodic assessment of all of the positive and negative evidence regarding the deferred tax asset position, during the second quarter of 2015, the Company has substantially reversed the deferred tax asset valuation allowance. The Company has determined that it is more likely than not it will be able to realize its net deferred tax asset, including its entire federal tax loss carryforwards and a significant portion of its state tax loss carryforwards, with the exception of $5.9 million pertaining to certain multi state loss carryforwards, including states we no longer do business in. This action resulted in the recognition of a $103.0 million of income tax benefit, net of current quarter tax provision, during the second quarter of 2015. As a result of the reversal, diluted earnings per share increased $10.89 to $11.37 for the quarter ended June 30, 2015.

Net Income

•	Net income was $107.5 million for the quarter ended June 30, 2015, compared to $6.1 million and $2.6 million for the quarters ended March 31, 2015 and June 30, 2014, respectively. Diluted earnings per share was $11.37 for the quarter ended June 30, 2015, compared to $0.65 for the quarter ended March 31, 2015 and $0.29 per diluted share for the quarter ended June 30, 2014.

•	Net interest income was $17.4 million for the quarter ended June 30, 2015, compared to $17.1 million and $17.9 million for the quarters ended March 31, 2015 and June 30, 2014, respectively.

•	Yield on interest earning assets of 3.65% for the quarter ended June 30, 2015 increased 2 basis points from 3.63% for the quarter ended March 31, 2015 and decreased 12 basis points compared to 3.77% for the quarter ended June 30, 2014.

•	The Company recorded a negative loan loss provision for the quarter ended June 30, 2015, of $646,000 compared to a negative provision for loan losses of $1.4 million for the quarter ended March 31, 2015 and no provision expense in the quarter ended June 30, 2014.

•	Non-interest income was $9.7 million for the quarter ended June 30, 2015, compared to $8.7 million and $7.6 million for the quarters ended March 31, 2015 and June 30, 2014, respectively. Non-interest income included a $1.4 million gain on the sale of the Appleton Fox River Drive branch building, one of six retail bank branch consolidations, and a gain of $448,000 resulting from the sale of the Viroqua branch during the quarter ended June 30, 2015. Non-interest income also included gain on sale of loans of $1.9 million, which was an increase of $311,000 and $1.2 million from the quarters ended March 31, 2015 and June 30, 2014, respectively.

•	Non-interest expense was $23.3 million for the quarter ended June 30, 2015, compared to $21.0 million and $22.9 million for the quarters ended March 31, 2015 and June 30, 2014, respectively. The Bank incurred one-time costs of $2.3 million during the quarter ended June 30, 2015, composed primarily of employment severance and asset disposition costs related to operational efficiency initiatives. An additional $1.4 million is expected to be recorded in the quarter ending September 30, 2015. These operational efficiency initiatives announced on April 9, 2015 included:

•	Offering a Voluntary Separation Plan to eligible employees providing a variety of benefits, including additional compensation, subsidized COBRA health benefits and optional job placement services;

•	Entering into a definitive agreement for the sale of the Bank’s Winneconne, Wisconsin branch to another financial institution located in Wisconsin. The sale will be completed in September 2015, at which time the acquirer will assume approximately $13.4 million in deposits along with loans and other assets;

•	Consolidating six retail bank branches located in the Wisconsin communities of Appleton, Menasha, Oshkosh, Janesville, Franklin and Madison; and

•	Creating a new universal banker staffing model in the Bank’s branch delivery system to address a consumer shift towards digital products and services which resulted in lower transaction volumes. The position will perform most branch transactions for customers resulting in improved customer service.

Loans Held for Investment, Net

•	The Bank originated $104.0 million and $111.5 million of commercial, consumer and residential loans in the quarter ended June 30, 2015 and March 31, 2015, respectively. In the last twelve months, the Bank originated $429.2 million in loans, demonstrating that current and new customers have confidence in the Company.

•	Loans held for investment were $1.57 billion at June 30, 2015 and decreased $2.9 million from December 31, 2014. Loans held for sale were $13.5 million at June 30, 2015 and increased $6.9 million from December 31, 2014.

•	The allowance for loan losses as a percentage of total loans held for investment was 3.00% at June 30, 2015, compared to 2.99% at December 31, 2014.

Asset Quality

•	Total non-performing loans decreased $17.5 million to $17.6 million at June 30, 2015, from $35.1 million at December 31, 2014.

•	Total non-performing assets (total non-performing loans and other real estate owned) decreased $25.8 million to $44.8 million, or 2.03% of total assets, at June 30, 2015, from $70.6 million, or 3.39% of total assets, at December 31, 2014.

•	Loan delinquencies (loans 30 to 89 days past due) decreased $1.1 million to $7.8 million at June 30, 2015, from $8.9 million at December 31, 2014.

•	The allowance for loan losses as a percentage of non-performing loans increased to 268.02% at June 30, 2015, from 133.95% at December 31, 2014.

•	Other real estate owned was $27.3 million at June 30, 2015 compared to $35.5 million at December 31, 2014.

Deposits and Borrowings

•	Deposits of $1.82 billion at June 30, 2015 increased $6.6 million from the quarter ended December 31, 2014.

•	Cost of funds increased 1 basis point to 0.24% for the quarter ended June 30, 2015, compared to 0.23% for both quarters ended March 31, 2015 and June 30, 2014.

Capital

•	Book value per common share was $35.68 at June 30, 2015 compared to $24.66 and $23.37 at March 31, 2015 and June 30, 2014, respectively.

•	The Bank’s Tier 1 leverage capital ratio of 12.03% at June 30, 2015, is considered “well capitalized” under the regulatory capital framework.

“We will continue to focus on earnings and look for sound, profitable, growth opportunities to further improve stockholder value,” Bauer noted.

About Anchor BanCorp Wisconsin Inc.

Anchor Bancorp Wisconsin Inc, is the parent company for AnchorBank, fsb a community-based financial services company providing commercial, retail, mortgage, consumer finance and investment services to businesses and individuals from 53 banking locations throughout Wisconsin. Anchor Bancorp stock (ABCW) is listed on the NASDAQ Global Market and Russell Global Indexes. Visit AnchorBank online at www.anchorbank.com.

Forward-Looking Statements

This news release contains certain forward-looking statements, as that term is defined in the U.S. federal securities laws. In the normal course of business, we, in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue or make certain statements, either in writing or orally, that are or contain forward-looking statements. Generally, these statements relate to business plans or strategies, projections involving anticipated revenues, earnings, liquidity, capital levels, profitability or other aspects of operating results or other future developments in our affairs or the industry in which we conduct business. Although we believe that the anticipated results or other expectations reflected in our forward-looking statements are based on reasonable assumptions, we can give no assurance that those results or expectations will be attained. You should not put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update them in light of new information or future events, except to the extent required by federal securities laws.

Anchor BanCorp Wisconsin Inc.

CONSOLIDATED FINANCIAL SUMMARY

(Unaudited)

	Quarter Ended			Year to Date		Qtr Ended 6/15-6/14
($ in 000’s, except share data)	6/30/2015	3/31/2015	6/30/2014	6/30/2015	6/30/2014	Incr(Decr)
INCOME STATEMENT

Interest income	18,541	18,084	18,956	36,625	38,418	(2%)
Interest expense	1,117	1,028	1,094	2,145	2,241	2%

Net interest income	$17,424	$17,056	$17,862	$34,480	$36,177	(2%)

Provision for loan losses	(646)	(1,354)	—	(2,000)	—	N/M

Non-interest income:
Service charges on deposits	2,596	2,368	2,523	4,964	4,789	3%
Investment and insurance commissions	1,060	1,087	1,131	2,147	1,987	(6%)
Loan fees	179	731	222	910	451	(19%)
Loan servicing income, net	467	593	740	1,060	1,514	(37%)
Loan processing fee income	360	266	189	626	339	90%
Net gain on sale of loans	1,912	1,601	698	3,513	1,290	174%
Net gain on sale of investments	—	63	—	63	301	N/M
Net gain on sale of OREO	743	1,467	1,040	2,210	1,201	(29%)
Net gain (loss) on disposal of premises and equipment	1,332	—	(7)	1,332	(76)	N/M
Net gain on sale of branch	448	—	—	448	—	N/M
Other	641	564	1,074	1,205	1,746	(40%)

Total non-interest income	9,738	8,740	7,610	18,478	13,542	28%

Non-interest expense:
Personnel costs	13,371	11,787	10,739	25,158	21,901	25%
Net occupancy and equipment expense	2,730	2,454	2,405	5,184	5,409	14%
Data processing expense	1,546	1,451	1,315	2,997	2,686	18%
OREO expense	737	236	2,267	973	3,452	(67%)
Mortgage servicing rights impairment (recovery)	(391)	(30)	84	(421)	95	N/M
Provision for unfunded commitments	170	121	600	291	780	(72%)
Professional fees	606	434	351	1,040	758	73%
Other	4,494	4,520	5,094	9,014	10,091	(12%)

Total non-interest expense	23,263	20,973	22,855	44,236	45,172	2%

Net income before taxes	4,545	6,177	2,617	10,722	4,547	74%
Income tax expense (benefit)	(102,976)	32	10	(102,944)	10	N/M

Net income	107,521	6,145	2,607	113,666	4,537	4024%

SHARE DATA

Diluted earnings per share	$11.37	$0.65	$0.29	$12.05	$0.50	N/M
Cash dividends	—	—	—	—	—	—
Book value	35.68	24.66	23.37	35.68	23.37	53%
Average diluted shares outstanding	9,459,000	9,443,000	9,050,000	9,436,000	9,050,000	5%

KEY RATIOS AND DATA

Yield on interest earning assets	3.65%	3.63%	3.77%	3.64%	3.83%	(0.12)
Cost of funds	0.24%	0.23%	0.23%	0.23%	0.24%	0.01
Net interest margin (FTE)	3.43%	3.42%	3.55%	3.43%	3.61%	(0.12)
Return on average assets	20.40%	1.19%	0.49%	10.88%	0.43%	19.91
Average equity to average assets	11.40%	11.16%	9.88%	11.28%	9.85%	1.52

Common Equity Tier 1 ratio (1)	18.26%	16.91%	N/A	18.26%	N/A	N/M
Tier 1 leverage (1)	12.03%	10.85%	9.75%	12.03%	9.75%	2.28
Tier 1 risk-based capital (1)	18.26%	16.91%	16.12%	18.26%	16.12%	2.14
Total capital ratio (1)	19.58%	18.19%	17.40%	19.58%	17.40%	2.18

N/A = not applicable

N/M = not meaningful

(1)	Capital ratios calculated utilizing Basel III regulatory requirements effective January 1, 2015 for Anchor BanCorp, Inc.

Prior period capital ratios are reported for AnchorBank, fsb.

Anchor BanCorp Wisconsin Inc.

(Unaudited)

	Quarter Ended Averages			Ending Balances		Ending Balances 6/15-12/14
(in 000’s)	6/30/15	12/31/14	6/30/14	6/30/15	12/31/14	Incr(Decr)
BALANCE SHEET
Assets:
Cash and cash equivalents	$138,078	$195,093	$182,155	$110,734	$147,273	(25%)
Investment securities	340,127	293,577	290,578	350,752	294,599	19%
Loans held for sale	8,214	5,608	3,482	13,513	6,594	105%
Loans held for investment	1,560,719	1,559,421	1,554,651	1,568,571	1,571,476	(0%)
Allowance for loan losses	(47,229)	(48,260)	(53,357)	(47,037)	(47,037)	N/M

Loans held for investment, net	1,513,490	1,511,161	1,501,294	1,521,534	1,524,439	(0%)
Other real estate owned (OREO), net	29,392	44,511	59,543	27,255	35,491	(23%)
Other assets	79,001	77,081	78,896	181,807	73,983	146%

Total assets	$2,108,302	$2,127,031	$2,115,948	$2,205,595	$2,082,379	6%

Liabilities and Stockholders’ Equity:
Non interest bearing deposits	$286,079	$285,960	$1,020,155	$281,621	$291,248	(3%)
Interest bearing deposits	1,543,313	1,582,144	849,986	1,539,171	1,522,923	1%

Total deposits	1,829,392	1,868,104	1,870,141	1,820,792	1,814,171	N/M
Other borrowed funds	14,382	14,982	15,434	12,737	13,752	(7%)
Other liabilities	24,114	21,500	21,290	29,446	26,793	10%

Total liabilities	$1,867,888	$1,904,586	$1,906,865	$1,862,975	$1,854,716	N/M
Total stockholders’ equity	240,414	222,445	209,083	342,620	227,663	50%

Total liabilities & stockholders’ equity	$2,108,302	$2,127,031	$2,115,948	$2,205,595	$2,082,379	6%

	Quarter Ended			Year-to-Date		Qtr Ended 6/15-6/14
	6/30/15	12/31/14	6/30/14	6/30/2015	6/30/2014	Incr(Decr)
CREDIT QUALITY
Provision for loan losses	$(646)	$(3,281)	$—	$(2,000)	$—	N/M
Net charge-offs	(646)	(3,281)	4,322	(2,000)	16,007	(115%)
Ending allowance for loan losses	47,037	47,037	49,175			(4%)

Key Metrics
Loans 30 to 89 days past due	$7,844	$8,892	$18,008	$7,844	$18,008	(56%)
Non-performing loans (NPL)	17,550	35,115	42,167	17,550	42,167	(58%)
Other real estate owned	27,255	35,491	56,170	27,255	56,170	(51%)
Non-performing assets	44,805	70,606	98,337	44,805	98,337	(54%)
Non-performing assets to total assets	2.03%	3.39%	4.64%	2.03%	4.64%	(2.60)
Allowance for loan losses to NPL	268.02%	133.95%	116.62%	268.02%	116.62%	151.40
Allowance for loan losses to loans held for investment	3.00%	2.99%	3.16%	3.00%	3.16%	(0.16)
Net charge-off to average assets	(0.03%)	(0.15%)	0.20%	(0.03%)	0.20%	(0.23)

N/M = not meaningful